Exhibit 99.1

News Release

Sprint Nextel

6200 Sprint Parkway

Overland Park, Kan. 66213

Media Contact:

Scott Sloat

240-855-0164

Scott.sloat@sprint.com

Investor Contact:

Brad Hampton or Erica Gessert

800-259-3755

investor.relations@sprint.com

Sprint Announces Closing of $1 Billion of Notes Due 2017 and

$1 Billion of Guaranteed Notes Due 2020

OVERLAND PARK, Kan. – March 1, 2012 – Sprint Nextel Corp. (NYSE: S) announced today the closing of its previously announced offering of $1 billion aggregate principal amount of 9.125% Notes due 2017 (the “2017 Notes”) and $1 billion aggregate principal amount of 7% Guaranteed Notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “Notes”). The 2020 Notes are guaranteed by the company’s subsidiaries that guarantee its existing credit agreements.

The company intends to use the net proceeds from the offering of the Notes for general corporate purposes, which may include, among other things, redemptions or service requirements of outstanding debt, network expansion and modernization and potential funding of Clearwire Corporation and its subsidiary Clearwire Communications LLC.

The Notes and the guarantees related to the 2020 Notes have not been registered under the Securities Act of 1933 (the “Act”) or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes are offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

Cautionary Note Regarding Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding Sprint Nextel’s current expectations and beliefs as to the consummation of the offering of Notes and uses of proceeds thereof, as well as other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. All information set forth in this release is as of March 1, 2012. Sprint Nextel does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included in our filings with the Securities and Exchange Commission, including Part I, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2011.

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